                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         Guilford Pharmaceuticals Inc.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No Fee Required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(*)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     (*) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Guilford Pharmaceuticals Inc. ("Guilford" or the "Corporation") will be held on Tuesday, May 19, 1998 at 10:00 a.m. (Eastern time) at the Corporation's headquarters located at 6611 Tributary Street, Baltimore, Maryland, for the following purposes:

        1. To elect a Board of Directors for the ensuing year;

        2. To consider and act upon an amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, increasing the authorized number of shares of common stock from 40,000,000 to 75,000,000;

        3. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for 1998; and

        4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors


                                          THOMAS C. SEOH
                                          Vice President, General Counsel &
                                          Secretary

Baltimore, Maryland
April   , 1998

                         GUILFORD PHARMACEUTICALS INC.
                             6611 TRIBUTARY STREET
                           BALTIMORE, MARYLAND 21224

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

GENERAL

     This Proxy Statement is being furnished on or about April   , 1998, to the
stockholders of Guilford Pharmaceuticals Inc. (the "Corporation" or "Guilford"), in connection with the solicitation of proxies by the Board of Directors of the Corporation to be voted at the 1998 Annual Meeting of Stockholders of the Corporation (the "Annual Meeting"). The Annual Meeting will be held on Tuesday, May 19, 1998 at 10:00 a.m. (Eastern time) at the Corporation's headquarters located at 6611 Tributary Street, Baltimore, Maryland.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation may solicit proxies in person, by mail, telephone, telecopier or by other means by officers and other employees of the Corporation, who will receive no additional compensation for their services.

     The Board of Directors has fixed the close of business on April 1, 1998 as the record date for the determination of stockholders entitled to vote at the
meeting. At that date, there were             shares of common stock of the
Corporation outstanding and entitled to vote at the meeting. Each share will have one vote.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of six members. At the Annual Meeting, six directors are to be elected. All of the nominees are currently serving as directors of the Corporation. Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that all nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other bona fide nominee person or persons as the Board of Directors may designate. Directors will be elected by a plurality vote.

INFORMATION AS TO NOMINEES

     The following table presents information concerning persons nominated for election as directors of the Corporation, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held.

Craig R. Smith, M.D....................  Chairman of the Board of Directors, President and Chief
Age 52                                   Executive Officer.

                                         Dr. Smith joined the Corporation as a Director at the
                                         Corporation's inception in July 1993. Dr. Smith was
                                         elected President and Chief Executive Officer in August
                                         1993 and was elected Chairman of the Board in January
                                         1994. Prior to joining the Corporation, Dr. Smith was
                                         Senior Vice President for Business and Market
                                         Development at Centocor, Inc., a biotechnology company.
                                         Dr. Smith joined Centocor in 1988 as Vice President of
                                         Clinical Research after serving on the Faculty of the
                                         Department of Medicine at Johns Hopkins Medical School
                                         for 13 years. Dr. Smith received his M.D. from the State
                                         University of New York at Buffalo in 1972 and received
                                         training in Internal Medicine at Johns Hopkins Hospital
                                         from 1972 to 1975.

Richard L. Casey.......................  Director and Chairman of the Audit Committee.
Age 51
                                         Mr. Casey has been a Director of the Corporation since
                                         its inception in July 1993 and served as Chairman of the
                                         Board from inception through December 1993. Mr. Casey is
                                         Chairman of the Board and Chief Executive Officer of
                                         Scios Inc. ("Scios"), a biopharmaceutical company. He
                                         joined Scios in December 1987 as President and Chief
                                         Executive Officer and has served as a director since
                                         that time. Mr. Casey was elected Chairman of the Board
                                         of Scios in November 1992. Mr. Casey has over 20 years
                                         experience in the pharmaceutical industry and has served
                                         in various positions with ALZA Corporation, Syntex
                                         Medical Diagnostics and Eli Lilly and Company ("Eli
                                         Lilly"). Mr. Casey serves on the boards of directors of
                                         Karo Bio AB, a Swedish biotechnology corporation
                                         affiliated with Scios, and VIVUS Inc., a medical devices
                                         corporation located in Menlo Park, California.

Solomon H. Snyder, M.D.................  Director, member of the Audit Committee, and Chairman of
Age 59                                   the Scientific Advisory Board.

                                         Dr. Snyder has been a Director of the Corporation and
                                         Chairman of the Corporation's Scientific Advisory Board
                                         ("SAB") since the Corporation's inception in July 1993.
                                         Dr. Snyder received his M.D. in 1962 from Georgetown
                                         Medical School, trained as a Research Associate with
                                         Julius Axelrod at the National Institute of Mental
                                         Health and completed his Psychiatry Residency at Johns
                                         Hopkins Hospital. He is presently Director of the
                                         Department of Neuroscience at Johns Hopkins Medical
                                         School and Distinguished Service Professor of
                                         Neuroscience, Pharmacology and Molecular Sciences, and
                                         Psychiatry. Dr. Snyder has received a number of awards
                                         including the Albert Lasker Award in Basic Biomedical
                                         Research, the Wolf Prize and the Bower Award. He is a
                                         member of the U.S. National Academy of Sciences, the
                                         Institute of Medicine and the American Academy of Arts
                                         and Sciences. Dr. Snyder is a director of Scios.

W. Leigh Thompson, M.D., Ph.D..........  Director and member of the Compensation Committee.
Age 59
                                         Dr. Thompson has been a Director of the Corporation
                                         since April 1995. Dr. Thompson joined Eli Lilly in 1982
                                         and was appointed Executive Vice President for Research
                                         in 1991 and Chief Scientific Officer in 1993. Dr.
                                         Thompson retired from Eli Lilly in December 1994 and is
                                         President and Chief Executive Officer of Profound
                                         Quality Resources, Ltd., an independent consulting firm
                                         advising clients in the pharmaceutical industry. Dr.
                                         Thompson is a director of Chrysalis Corporation, Corvas
                                         International, Inc., Ergo Science Corp., La Jolla
                                         Pharmaceutical Co., GeneMedicine, Inc., Orphan Medical,
                                         Inc., and Depomed, Inc.
Elizabeth M. Greetham..................  Director and member of the Compensation Committee.
Age 48
                                         Ms. Greetham has been a Director of the Corporation
                                         since November 1995. Since 1992, Ms. Greetham has been
                                         portfolio manager of WPG Life Sciences Fund, L.P. and
                                         WPG Institutional Life Sciences Fund, L.P., and since
                                         1990 she has been involved in health care investments
                                         for institutional, growth and individual high net worth
                                         accounts at Weiss, Peck & Greer, L.L.C. She is President
                                         of Libracorn Financial Consultants and a member of the
                                         boards of directors of Medco Research, Inc., Chenex
                                         Pharmaceuticals, Inc., Progenics Pharmaceuticals,
                                         Pathogenesis Corp., Sangstat Medical Corp., Chirex Inc.,
                                         and Repligen Corporation.
George L. Bunting, Jr..................  Director and Chairman of the Compensation Committee.
Age 57
                                         Mr. Bunting has been a Director of the Corporation since
                                         May 1996. Mr. Bunting is President and Chief Executive
                                         Officer of Bunting Management Group, a position he has
                                         held since July 1991. He formerly served as Chairman of
                                         the Board and Chief Executive Officer of the Noxell
                                         Corporation (a Procter & Gamble Company as of November
                                         1989). Mr. Bunting joined Noxell Corporation in 1966 as
                                         a Product Manager. In 1968, he was elected to the Board
                                         of Directors of Noxell Corporation. In March 1970, he
                                         was elected to the position of Executive Vice President
                                         and served as President and Chief Executive Officer from
                                         November 1973 until April 1986 when he became Chairman
                                         and Chief Executive Officer. Mr. Bunting is a director
                                         of Crown Central Petroleum Corporation, Mercantile
                                         Bankshares Corporation, and USF&G Corporation. He is
                                         currently Chairman of Johns Hopkins Medicine, Health
                                         Systems, and Hospital, as well as a Trustee of The Johns
                                         Hopkins University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee of the Corporation's Board of Directors oversees the compensation practices of the Corporation, and its responsibilities include determining compensation policies and practices, changes in compensation and benefits for management, determining employee benefits and all other matters relating to compensation of employees. The Compensation Committee also administers the Corporation's employee stock option and restricted share plans, including the 1993 Employee Share Option and Restricted Share Plan, as amended

(the "1993 Employee Plan"). This Committee met five times during 1997. The Audit Committee reviews and approves the internal accounting procedures of the Corporation, recommends and consults with the Corporation's independent accountants and reviews and approves the services provided by and fees charged by such accountants. This Committee met two times during 1997.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1997, the Board of Directors of the Corporation held nine meetings. All Directors of the Corporation attended 75% or more of all meetings of the Board and committees of the Board of which they were members.

DIRECTORS' COMPENSATION

     Prior to 1997, Directors received no compensation for their attendance at Board meetings but received reimbursement for expenses related to their attendance at meetings. In February 1997, the Compensation Committee of the Board adopted a policy, effective as of the date of the Corporation's 1997 annual meeting of stockholders (i.e., May 21, 1997), to pay non-employee directors an annual retainer of $10,000, payable quarterly in advance, plus $1,500 for each regular meeting of the Board attended either in person or by telephone and $1,500 for each special meeting of the Board attended in person.

     In 1994, the Corporation initiated a Directors' Stock Option Plan, as amended (the "Director Plan"), to attract outside directors with an increased incentive to make significant contributions to the long-term performance and growth of the Corporation and to directly align their interests with those of the Corporation's stockholders. Board members who are not officers or employees of (i) the Corporation, (ii) any subsidiary of the Corporation, or (iii) any entity which owns twenty percent or more of the capital stock of the Corporation are eligible to receive options under the Director Plan.

     The Corporation has reserved 300,000 shares of the Corporation's common stock for issuance under the Director Plan and 97,500 options to purchase shares have been granted to date. Options issued under the Director Plan are non-qualified stock options for tax purposes. The exercise price of options granted under the Director Plan are not less than the closing price of a share of common stock on the date immediately prior to the date the option is granted. Options vest as to 50% of the shares covered on the first anniversary of the date of grant with the remainder vesting on the second anniversary date and remain exercisable for a period of ten years from the date the option is granted. Each eligible director who begins serving on the Board of Directors receives an option to purchase 30,000 shares of common stock on the date such service commences and also is entitled to an option to purchase 7,500 shares of common stock immediately following each of the next four annual elections of directors, provided such Director has served for at least one year and continues to be a director at the time of such issuance. Effective February, 1997, the Director Plan, and all option agreements under that plan, were amended to allow for certain transfers among immediate family members of options granted under that plan. Specifically, the Director Plan provides that a director may transfer options granted under that plan to (i) his or her spouse, children or grandchildren ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that there may be no consideration for any such transfer and subsequent transfers of the option are prohibited except those in accordance with the preceding provisions or by will or the laws of descent and distribution. Mr. Casey does not participate in the Director Plan.

     Dr. Snyder, a Director of the Corporation, has provided consulting services to the Corporation under consulting agreements since August 1993. Under the terms thereof, Dr. Snyder receives no other compensation outside those provided therein (other than reimbursement of expenses), and thus does not participate in the Director Plan. For a description of the Corporation's current consulting arrangement with Dr. Snyder, see "Compensation Committee Interlocks and Insider Participation" below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's officers, directors and certain beneficial holders of common stock to file reports about their ownership of the Corporation's common stock. Based solely on its review of the copies of such reports furnished to the Corporation by its directors and officers during and with respect to the year 1997, the Corporation believes that all reports required by Section 16(a) of the Exchange Act were timely filed.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 1998, of each person known by the Corporation to be the beneficial owner of more than five percent of the outstanding common stock, the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for the fiscal year ended December 31, 1997, each of the Directors of the Corporation, and all officers and Directors of the Corporation as a group. At April 1, 1998,
the Corporation had outstanding approximately           shares of common stock.

                   NAME AND ADDRESS OF                       AMOUNT AND NATURE OF
                     BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
                   -------------------                      -----------------------    ----------------
Chancellor LGT Asset Management, Inc. ....................         1,810,450
  ("CLGTAM, Inc."), Chancellor LGT Trust
  Company ("CLGTTC"), and LGT Asset
  Management, Inc. ("LGT") (2)

  CLGTAM, Inc. and CLGTTC
  1166 Avenue of the Americas
  New York, NY 10036

  LGT
  50 California Street
  San Francisco, CA 94111
Scios Inc. ...............................................         1,437,500
  2450 Bayshore Parkway
  Mountain View, CA 94043
Amgen Inc. (3)............................................         1,340,095
  1840 DeHavilland Drive
  Thousand Oaks, CA 91320
The Capital Group Companies, Inc. and Capital Research and
  Management Company (4)..................................         1,100,000
  333 South Hope Street
  Los Angeles, CA 90071
Craig R. Smith, M.D. (5)..................................           435,880
John P. Brennan (6).......................................           117,340
Andrew R. Jordan (7)......................................           194,744
David R. Savello, Ph.D. (8)...............................            11,317
Thomas C. Seoh (9)........................................            47,922
George L. Bunting, Jr. (10)...............................           785,400
Richard L. Casey (11).....................................         1,512,500
  c/o Scios Inc.
  2450 Bayshore Parkway
  Mountain View, CA 94043
Elizabeth M. Greetham (12)................................           206,700
Solomon H. Snyder, M.D. (13)..............................           635,217
W. Leigh Thompson, M.D., Ph.D. (14).......................         --                          --
All directors and officers as a group (13 persons)........         4,046,019

---------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of the Corporation's common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 1, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of the Corporation's common stock shown as beneficially owned by them.

 (2) Based solely on information contained in a Schedule 13G, dated February 6, 1998, as of December 31, 1997, these shares were beneficially owned by CLGTAM, Inc., its wholly-owned subsidiary, CLGTTC and LGT, the parent company of CLGTAM, Inc. LGT is an indirect wholly-owned subsidiary of Liechtenstein Global Trust, A.G., which itself is controlled by the Prince of Liechtenstein Foundation. According the Schedule 13G, CLGTAM and CLGTTC beneficially own the shares as investment advisors for various fiduciary accounts and have sole power to vote and dispose of all the shares held by them.

 (3) Includes currently exercisable warrants to acquire 700,000 shares of common stock.

 (4) Based solely on information contained in a Schedule 13G, dated February 10, 1998, as of December 31, 1997, these shares were beneficially held by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and a wholly-owned subsidiary of The Capital Croup Companies, Inc. ("CCCI"), a parent holding company of a group of investment management companies. According to the Schedule 13G, CCCI does not have investment power or voting power over any of the securities reported herein but may also be deemed to "beneficially own" them under Rule 13d-3 of the Securities Exchange Act of 1934.

 (5) Includes options to acquire 46,284 shares of common stock exercisable within 60 days of April 1, 1998, and 9,175 shares of common stock held by Dr. Smith's spouse, an employee of the Corporation. Also includes 190 and 256 shares of common stock, respectively, held in 401(k) plan accounts for the benefit of Dr. Smith and his spouse. Dr. Smith disclaims beneficial ownership the securities held by his spouse. Dr. Smith also entered into a "zero-cost collar" transaction in 1997 pursuant to which he wrote a covered call option and purchased a put option, each for 100,000 shares of the Corporation's common stock. Only one of these options can be in the money on the expiration date on October 30, 2000, at which time the in-the-money option will be exercised (and settled for cash), and the other option will expire. If neither option is in the money on the expiration date, both options will expire.

 (6) Includes options to acquire 51,842 shares of common stock exercisable within 60 days of April 1, 1998 and 190 shares of common stock held in a 401(k) plan account for the benefit of Mr. Brennan.

 (7) Includes 150 shares owned by a child sharing Mr. Jordan's household and 32,609 shares held by Mr. Jordan's spouse, as to all of which shares Mr. Jordan disclaims beneficial ownership, and options to acquire 67,691 shares of common stock exercisable within 60 days of April 1, 1998. Also includes an aggregate of 32,799 shares of common stock held in a 401(k) plan account for the benefit of Mr. Jordan.

 (8) Includes 317 shares of common stock held in a 401(k) plan account for the benefit of Dr. Savello.

 (9) Includes options to acquire 28,127 shares of common stock exercisable within 60 days of April 1, 1998 and 295 shares of common stock held in a 401(k) plan account for the benefit of Mr. Seoh.

(10) Includes options to acquire 33,750 shares of common stock exercisable within 60 days of April 1, 1998. Includes 750,000 shares of common stock held by The Abell Foundation, Inc. ("Abell"), as to which Mr. Bunting serves as a trustee and member of the Finance Committee. Mr. Bunting disclaims beneficial ownership of the shares owned by Abell. Does not include 3,500 shares of common stock held by a limited liability company (the "LLC"), as to which shares Mr. Bunting does not exercise voting or investment control and disclaims beneficial ownership except as to his limited 1% pecuniary interest in the LLC.

(11) Includes options to acquire 75,000 shares exercisable within 60 days of April 1, 1998. Mr. Casey is an executive officer and Chairman of the Board of Directors of Scios. He may be deemed to have voting and investment power over the shares held by Scios. Mr. Casey disclaims beneficial ownership of these shares.

(12) Represents shares held by WPG Life Sciences Fund, L.P. (the "Fund") and WPG Institutional Life Sciences Fund, L.P. (the "Institutional Fund"). Ms. Greetham serves as Portfolio Manager of both the Fund and the Institutional Fund. Ms. Greetham is a controlling person of Libracorn Financial Consultants ("Libracorn"), a limited partner of the Fund which, through its interest in the Fund, has a

     1.55% interest in the shares held by the Fund. Ms. Greetham disclaims beneficial ownership of the shares held by the Fund and the Institutional Fund except to the extent of her beneficial interest through Libracorn. Also includes options to acquire 33,750 shares of common stock exercisable within 60 days of April 1, 1998.

(13) Includes options to acquire 60,000 shares of common stock exercisable within 60 days of April 1, 1998. Does not include 1,437,500 shares owned by Scios. Dr. Snyder is a member of the Board of Directors of Scios and may be deemed to have shared voting and investment power over these shares. Dr. Snyder disclaims beneficial ownership of the shares owned by Scios. Dr. Snyder entered into a "zero-cost collar" transaction in 1997 pursuant to which he wrote a covered call option and purchased a put option, each for 93,478 shares of the Corporation's common stock. Only one of these options can be in the money on the expiration date on October 30, 2000, at which time the in-the-money option will be exercised (and settled for cash), and the other option will expire. If neither option is in the money on the expiration date, both options will expire.

(14) Excludes options to acquire an aggregate of 45,000 shares of common stock issued under the Director Plan, which options Dr. Thompson has transferred, by gift, to an adult child not sharing Dr. Thompson's household and as to which securities Dr. Thompson disclaims beneficial ownership.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities awarded to, earned by or paid to the Corporation's Chief Executive Officer and the Corporation's four other most highly compensated executive officers (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                            ANNUAL COMPENSATION                ----------------------------
                               ---------------------------------------------    RESTRICTED     SECURITIES
          NAME AND                                            OTHER ANNUAL        STOCK        UNDERLYING        ALL OTHER
     PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARDS($)(1)   OPTIONS(#)(2)   COMPENSATION($)
     ------------------        ----   ---------   --------   ---------------   ------------   -------------   ---------------
Craig R. Smith, M.D..........  1997   $300,000    $150,000      $     --         $     --         80,000           $3,824(8)
Chairman, President and        1996    260,417     150,000        61,890(3)            --        100,000               --
Chief Executive Officer        1995    248,334      75,000            --               --        150,000               --

John P. Brennan..............  1997    191,000      50,000            --               --         30,000            3,824(8)
Senior Vice President,         1996    169,223      45,000            --               --         40,000               --
Operations                     1995    160,000      37,000        31,421(5)        13,111(7)      82,500               --

Andrew R. Jordan.............  1997    191,000      60,000            --               --         40,000            3,824(8)
Senior Vice President,         1996    170,981      40,000            --               --         40,000               --
Chief Financial Officer        1995    164,583      35,000            --               --         71,250               --
and Treasurer

David R. Savello, Ph.D. .....  1997    180,000(4)   52,000       179,549(5)       211,250(7)     115,000            3,824(8)
Senior Vice President,
Development

Thomas C. Seoh...............  1997    178,000      65,000       281,250(6)            --         40,000            3,824(8)
Vice President,                1996    165,317      38,000        75,147(6)            --         30,000               --
General Counsel and            1995    120,000(4)   35,333        28,760(5)        51,255(7)      60,000               --
Secretary

---------------
(1) All of the restricted shares awards shown above granted to Messrs Seoh and Brennan became fully vested in 1997 and 1995, respectively. The restricted shares granted to Dr. Savello vest rate of 25% per year beginning on April 1, 1998, the first anniversary of his date of employment with the Corporation.

(2) The option grants reported for 1995 and 1997 include options awarded in February, 1996 and 1998, respectively, for performance related to fiscal years 1995 and 1997, respectively.

(3) Consists of forgiveness of debt related to Dr. Smith's purchase of shares of common stock of the Corporation in 1993 and amounts paid to cover anticipated tax liabilities related to a portion of the debt forgiven in the aggregate amount of $10,787 as well as $51,103 paid to cover costs incurred in connection with Dr. Smith's relocation to Baltimore.

(4) Mr. Seoh and Dr. Savello joined the Corporation in April 1995 and 1997, respectively.

(5) Consists of relocation costs paid by the Corporation.

(6) Consists of the dollar value of non-cash compensation related to the vesting in 1996 and 1997 of the restricted share awards granted to Mr. Seoh upon employment with the Corporation.

(7) The value of the restricted share awards of Messrs. Brennan and Seoh and Dr. Savello shown above were $75,388, $301,875 and $201,250, respectively at December 31, 1997 based on the closing price of the common stock of $20.125 per share on that date.

(8) Represents the value at December 31, 1997 of shares of the Corporation's common stock issued to the 401(k) Plan account of each of the Named Executive Officers as part of the Corporation's program of matching employee contributions, based on the closing price of the common stock of $20.125 per share. These contributions vest over a four year period in the participant's account based on the participant's term of service with the Corporation.

OPTION GRANTS

     The following table sets forth certain information concerning the grant of stock options under the 1993 Employee Plan to the Named Executive Officers for the fiscal year ended December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                                   VALUE AT ASSUMED
                       ---------------------------------------------------------------------------        ANNUAL RATES
                                                  PERCENTAGE OF                                          OF STOCK PRICE
                                                  TOTAL OPTIONS                                         APPRECIATION FOR
                             NUMBER OF             GRANTED TO                                            OPTION TERM(3)
                       SECURITIES UNDERLYING      EMPLOYEES IN         EXERCISE OR      EXPIRATION   -----------------------
  NAME AND POSITION    OPTIONS GRANTED(#)(1)     FISCAL YEAR(%)      BASE PRICE($)(2)      DATE        5%($)        10%($)
  -----------------    ---------------------     --------------      ----------------   ----------     -----        ------
Craig R. Smith, M.D..          80,000                  8.2%               $19.75           2/08      $  993,654   $2,518,113
John P. Brennan......          30,000                  3.1                 19.75           2/08         372,620      944,292
Andrew R. Jordan.....          40,000                  4.1                 19.75           2/08         496,827    1,259,057
David R. Savello.....          15,000                  1.6                 19.75           2/08         186,310      472,146
                              100,000(4)              10.3                 20.75           4/07       1,304,956    3,307,016
Thomas C. Seoh.......          40,000                  4.1                 19.75           2/08         496,827    1,259,057

---------------
(1) Represents options granted in February 1998 to the Named Executive Officers in respect of fiscal year 1997. In addition, effective February, 1997, the 1993 Employee Plan and all option agreements under that plan, including the grants set forth above, were amended to allow for certain transfers among immediate family members of options granted under that plan. Specifically, the 1993 Employee Plan provides that an optionee may transfer options granted under that plan to (i) his or her Immediate Family Members, (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that there may be no consideration for any such transfer and subsequent transfers of the option are prohibited except those in accordance with the preceding provisions or by will or the laws of descent and distribution.

(2) The exercise prices are equal to the fair market value of the common stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and may not accurately reflect the appreciation of the price of the common stock from the date of grant until the end of the option term. These assumptions are not intended to forecast future price appreciation of the common stock.

(4) Includes options to acquire 25,000 shares of the Corporation's common stock, exercisable for six months following termination of Dr. Savello's employment with the Corporation, provided that Dr. Savello has been continuously employed for four years prior to such termination.

OPTION EXERCISES AND HOLDINGS

     Options with respect to 262,925 shares were exercised during the fiscal year ended December 31, 1997. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1997 and unexercised options held as of the end of that fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                                               FISCAL YEAR-END(#)(1)       AT FISCAL YEAR END($)(2)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   -----------   -----------   -------------   -----------   -------------
Craig R. Smith, M.D. .....      56,250        $1,116,605      25,000         248,750       $ 62,500      $1,033,903
John P. Brennan...........      13,566           327,952      36,217         122,283        292,507         705,630
Andrew R. Jordan..........       5,000            88,042      49,878         115,938        570,055         460,509
David R. Savello, Ph.D. ..          --                --          --         115,000             --           5,625
Thomas C. Seoh............      10,000           235,833      21,877          98,123        194,255         472,415

---------------
(1) Includes options granted in February, 1998 relating to performance in 1997.

(2) Total value of unexercised in-the-money options is based on the closing price of the common stock of $20.125 per share on December 31, 1997 minus the exercise price of the options.

EMPLOYMENT AGREEMENTS

     Prior to 1997, the Corporation entered into employment agreements with Dr. Smith, Mr. Jordan, Mr. Brennan, and Mr. Seoh shortly before each of these individuals joined the Corporation. Under the original terms of these agreements, in the event one or more of these individuals were required to leave the Corporation's employment at the Corporation's request, other than for cause, the Corporation would be required to continue paying a salary to such individual(s) until the earlier of commencement of other suitable employment or three months (six months in the case of Mr. Seoh), if terminated within the first twelve months of employment, or six months (nine months in the case of Mr.
Seoh), if terminated thereafter. In 1996, these agreements were amended to provide for such severance payments for 12 months following termination of employment except in the case of Dr. Smith where the severance payment period was set at 36 months following employment termination. Prior to his joining the Corporation in April, 1997, the Corporation entered into an employment agreement with Dr. Savello providing for similar severance payments for six months in the event employment with the Corporation is terminated within the first 12 months of employment, for 12 months if employment termination occurs thereafter, and for 24 months in the event of a change of control of the Corporation and Dr. Savello is not offered a similar or better management position.

401(k) PROFIT SHARING PLAN

     The Corporation adopted a defined contribution plan (the "401(k) Plan") effective January 1, 1994 which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Corporation, including the Named Executive Officers, hired on or before the effective date of the 401(k) Plan are eligible to participate as of January 1, 1994. Employees, including the Named Executive Officers, hired after January 1, 1994 are eligible to participate as of the first day of the calendar quarter following completion of three months of service and attainment of age 21. The 401(k) Plan permits participants to contribute up to 15% of compensation, excluding fringe benefits, not to exceed the limits of Section 402g(1) of the Code (i.e., $10,000 in 1998). All amounts deferred under the 401(k) Plan's salary reduction feature by a participant vest immediately in the participant's account while contributions made by the Corporation vest over a four year period in the participant's account based on the participant's term of service with the Corporation. Effective January 1,

1997, the Corporation began making "matching contributions" in newly issued shares of its common stock equal in value to fifty percent (50%) of the first six percent (6%) of an employee's salary contributed to such employee's 401(k) Plan account. In addition, discretionary payments of approximately $9,000 and $11,000 were made in 1995 and 1996, respectively. No such amounts were paid in 1997.

EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLANS

     All full-time employees of the Corporation or any subsidiary, including the Named Executive Officers, or other individuals whose participation the Board of Directors determines is in the best interests of the Corporation, are eligible to receive options or restricted shares of the Corporation's common stock under the Corporation's employee share option and restricted shares plans.

KEY PERSON LIFE INSURANCE

     The Corporation is the owner and beneficiary of term life insurance policies in the amount of $1,000,000 covering Drs. Smith and Snyder and Messrs. Jordan and Brennan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, the Compensation Committee of the Board of Directors is comprised of Mr. Bunting, Ms. Greetham and Dr. Thompson. During 1997 until May 21, 1997, Dr. Snyder served as Chairman of the Compensation Committee. Effective May 21, 1997, Dr. Snyder was appointed to the Audit Committee and Mr. Bunting joined the Compensation Committee as Chairman of that committee. Ms. Greetham and Dr. Thomson served as members of the Compensation Committee for all of fiscal 1997.

     In September 1995, the Corporation entered into a consulting agreement with Dr. Snyder (the "Consulting Agreement"), pursuant to which Dr. Snyder provides certain consulting services to the Corporation, including, but not limited to, serving as Chairman of the SAB, recommending candidates for SAB membership, assisting the Corporation in the recruitment of scientific staff, advising the Corporation with respect to the purchase of laboratory equipment and acquisition of new technologies and participating in such business meetings as the President of the Corporation may reasonably request. Dr. Snyder has agreed to make himself available to render such services for a minimum of 24 and a maximum of 38 days per year. As consideration for these services, the Corporation pays or has agreed to pay Dr. Snyder annual fees during each of the 12 month periods beginning on September 1, 1995, 1996 and 1997 of $150,000, $160,000 and
$170,000, respectively, payable in equal monthly installments. Dr. Snyder received non-qualified stock options to purchase 90,000 shares of common stock at an exercise price of $5.917 per share which vest at a rate of one-third each year beginning on the first anniversary of the date of the Consulting Agreement.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GELL PHARMACEUTICALS INC.

     In February 1995, the Corporation and Abell formed Gell Pharmaceuticals, Inc. ("Gell"), a new company dedicated to the development of compounds to treat cocaine and other addictions. Abell purchased an 80% interest in Gell for $2.5 million, and the Corporation owned the remaining 20%. In March, 1997, Abell exercised its rights to exchange its interest in Gell for 750,000 shares of the Corporation's common stock and Gell became a wholly-owned subsidiary of the Corporation. Prior to the exchange, the Corporation conducted all of Gell's research and development under a services agreement.

CERTAIN TRANSACTIONS WITH DR. SNYDER

     For a description of certain transactions with Dr. Snyder, see "Compensation Committee Interlocks and Insider Participation" above.

CERTAIN TRANSACTIONS WITH SCIOS INC.

     The Corporation paid an aggregate of approximately $341,000, $295,000 and $233,000 for services, equipment purchases and lease payments to Scios in fiscal 1997, 1996 and 1995, respectively.

EMPLOYMENT OF CERTAIN SPOUSES OF EXECUTIVE OFFICERS

     The spouse of Dr. Smith is an employee of the Corporation.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on its policies with respect to the compensation of executive officers. This report and the performance graph that follows it are not deemed to be "soliciting materials" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report and the performance graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act.

     The Committee is currently comprised of Mr. Bunting, Dr. Thompson and Ms. Greetham, none of whom is an officer or employee of the Corporation. The Committee is responsible for overseeing the Corporation's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and motivate executive officers and other employees who contribute to the longterm success of the Corporation and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

     - The Committee establishes base salaries competitive with those of biopharmaceutical companies with which the Corporation competes for talent. To ensure that such salaries are competitive, the Committee regularly compares the Corporation's salary practices with such companies and sets its salary parameters based on this review.

     - The Corporation maintains annual incentive opportunities in order to provide motivation to achieve specific short term operating goals.

     - The Corporation provides significant equity-based incentives for executives and other employees to ensure that they are motivated over the long-term to respond to the Corporation's business challenges and opportunities as owners and not just as employees.

     The Committee in general seeks to set the components of compensation and the total compensation (i.e., base salary, annual incentives and long-term equity-based incentives) to be competitive with the market when compared to a group of biopharmaceutical companies deemed comparable to the Corporation in terms of size, stage of development, potential, target peer group and other factors, and which compete in the job market for individuals with skills desired by the Corporation (the "Comparison Group"). The companies chosen for the Comparison Group used for compensation purposes include several of the companies which comprise the published industry indices in the Performance Graph included in this proxy statement. Because the Committee believes that the Corporation's most direct competitors for executive and other talent are not necessarily all of the companies in the broad industry index, many smaller or earlier stage companies included in the index are not included in the Comparison Group.

     BASE SALARY. The Committee annually reviews each executive officer's base salary, including those of the Named Executive Officers, against the base salaries paid for similar positions by companies within the Comparison Group. A range of salary levels is established by this comparison for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience, breadth of knowledge and competitive pay practices, as well as the extent to which the Corporation achieved its corporate objectives and other significant accomplishments during the period under review. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to officer, and can be expected to change over time in response to the Corporation's stage of development and the evolution of the industry. Based on a review of the foregoing factors, the Committee approved a pool in the aggregate amount of $63,666, or a 4.93% aggregate increase over 1997 levels, to be available for base salary increases of executive officers (excluding the Chief Executive Officer), and $576,603, or a 5.79% aggregate increase over 1997 levels, to be available for all employees (excluding the Chief Executive Officer).

     ANNUAL INCENTIVE. In addition to base salary, the Corporation offers discretionary cash bonuses to employees, including executive officers, as annual incentives to achieve short-term operating objectives. The actual incentive award earned depends on the extent to which corporate and individual performance objectives were achieved. The Committee and the full Board of Directors review and approve the annual performance objectives for the Corporation before the start of each year, and review the quarterly performance objectives of individual officers. The Corporation's objectives consist of operating, strategic and financial goals that are considered to be critical to the Corporation's fundamental long-term goal of building stockholder value.

     After the end of the year, the Committee evaluates the degree to which the Corporation has met its goals and, at the sole discretion of the Committee, establishes a total pool available for annual incentive awards. Individual awards are determined based on the Corporation's overall performance and by evaluating each participant's performance against objectives and allocating a portion of the award pool based on the participant's contributions during the year. Awards are paid in cash and distributions are made in the first quarter following the performance year.

     For fiscal 1997, the Committee determined that the Corporation substantially achieved or exceeded a majority the year's corporate goals, and achieved other significant accomplishments. Among the Corporation's achievements for fiscal 1997 are the following. In February, 1997, the Corporation's first product, GLIADEL(R) Wafer ("GLIADEL"), was commercially launched in the United States by the Corporation's worldwide (except for Scandinavia) marketing partner, Rhone-Poulenc Rorer Pharmaceuticals Inc. ("RPR"), resulting in aggregate GLIADEL related revenues for fiscal 1997 in excess of $7.3 million. In addition, in August, 1997, the Corporation entered into a major corporate collaboration with Amgen Inc. respecting the research, development and commercialization of the Corporation's FKBP-based neuroimmunophilin ligand technology. In connection with this collaboration, the Corporation received during 1997 an aggregate of over $36 million in rights, equity and research and development payments. The Corporation also unveiled two significant research programs, NAALADase inhibition and PARP inhibition for neuroprotection, and developed a new polymer oncology product candidate based on the Corporation's novel polyphosphoester polymer technology for pre-clinical testing. The Corporation achieved these accomplishments while limiting its net loss for fiscal 1997 to under $11.5 million (and less than $7.5 million net of non-cash charges). Finally, as a result of the Corporation's April 1997 follow-on public offering of 3.25 million shares of its common stock and October, 1997 private placement of shares and stock purchase warrants to Amgen , the Corporation raised over $90 million in additional equity capital, which together with revenues from RPR and Amgen resulted in the strongest balance sheet in the Corporation's history, with $160 million in cash, cash equivalents and investments at December 31, 1997.

     Based on the Corporation's performance, the Committee determined that the total incentive pool for executive officers (excluding the Chief Executive Officer) would be $347,000, or 26.9% of 1997 base salaries, and $1,119,013, or 11.2% of 1997 base salaries, for all eligible employees (excluding the Chief Executive Officer) under the annual incentive plan.

     LONG-TERM INCENTIVES. The Corporation's long-term incentive program is effected through the its stock option and restricted share plans. The program utilizes vesting periods (generally four years) to encourage executives and other full-time salaried employees to continue in the employ of the Corporation. Through option grants and restricted share awards, executives receive significant equity incentives to build long-term stockholder value. Grants are made at the fair market value of the Corporation's common stock on the trading date immediately preceding the grant. Recipients realize value from these grants only if the Corporation's common stock appreciates over the term of the option. The size of option grants is determined based on competitive practices at companies in the comparison group, the Corporation's philosophy of significantly linking executive compensation with stockholder interests, the Corporation's performance relative to its objectives and the Corporation's other accomplishments during the year.

     Based on the foregoing, the Committee decided that a total of 560,917 stock options would be awarded to all eligible employees (excluding the Chief Executive Officer) with respect to performance in fiscal 1997 (215,000 stock options of which were for executive officers of the Corporation, excluding its Chief Executive Officer).

     RESTRICTED SHARE AWARDS. In order to align the interests of its executive officers with those of the Corporation's stockholders over the long-term, the Committee has also made, and may in the future make, restricted stock awards to executive officers at or above the vice president level in connection with their recruitment. These restricted shares are subject to the Corporation's right to repurchase for 90 days following termination of employment, at the original purchase price (plus any interest accrued if the restricted shares were issued in exchange for a note). These shares are released from this repurchase option, assuming continued employment, 25% per year over a four year period following the issuance of such shares. In 1997, the Corporation waived these repurchase rights with respect to restricted shares issued to four vice presidents of the Corporation hired in 1995 to provide relief from escalating tax withholding liabilities. In addition, Drs. Savello and Vincek, Senior Vice President, Development and Vice President, Corporate Quality, respectively, were each granted restricted share awards, which vest as described above, for 10,000 and 5,000 shares, respectively, upon joining the Corporation in 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In July 1993, Dr. Smith was recruited as the Corporation's first employee and given the mandate to organize the Corporation's operations, secure additional financing and recruit its initial staff. At that time, his salary was set at $200,000 based on a review of the base salaries paid to other experienced executives being recruited to early-stage biopharmaceutical companies. Based on Dr. Smith's leadership of the Corporation to date, the Committee has since voted to increase Dr. Smith's base annual salary each year. In light of his strong performance in 1997, the Committee increased his base annual salary, effective March 1, 1998, to $350,000, an increase of $50,000 over his base annual salary of $300,000 set for 1997. The Committee also awarded him a cash bonus of $150,000 for his performance in fiscal 1997, and granted him 80,000 stock options with an exercise price of $19.75 (the fair market price of the stock on the trading day preceding the grant), vesting 25% annually.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee believes that under the Corporation's current compensation practices, the limitations of Section 162(m) have no or minimal applicability currently and in the near future. While it is generally desirable to maximize the deductibility of compensation, there may be cases where it is in the best interest of the Corporation and its shareholders to provide, and the Committee may from time to time in the future provide, incentives to key employees which may exceed the deductibility limit under
Section 162(m).

CONCLUSION

     In summary, the Committee believes that, through the arrangements described above, a significant portion of the Corporation's compensation program and Dr. Smith's compensation is contingent on the Corporation's performance, and that realization of benefits is closely linked to increases in long-term stockholder value. The Corporation remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Corporation's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Corporation's business environment.

                                          COMPENSATION COMMITTEE

                                          George L. Bunting, Jr., Chairman
                                          Elizabeth M. Greetham
                                          W. Leigh Thompson, M.D., Ph.D.

                            STOCK PERFORMANCE CHART

     The following graph sets forth the Corporation's Relative Stock Price Performance compared to the NASDAQ Stock Market Composite Index and the BioCentury 100 Index for the period beginning June 17, 1994 (the date on which the Corporation's common stock began to trade publicly) and ending December 31, 1997. Total stockholder return assumed $100.00 invested at the beginning of the period in the common stock of the Corporation at its initial public offering price of $5.33 per share and in each of the aforementioned indices, respectively; historical price performance should not be relied upon as indicative of future stock performance.

                         GUILFORD PHARMACEUTICALS INC.
                            STOCK PERFORMANCE CHART

                                                       NASDAQ
                                                       STOCK
                                                       MARKET                             GUILFORD
               MEASUREMENT PERIOD                    COMPOSITE         BIOCENTURY     PHARMACEUTICALS
             (FISCAL YEAR COVERED)                     INDEX           100 INDEX            INC.
-----------------------------------------------------------------------------------------------------
6/17/94                                               100.00            100.00            100.00
12/31/94                                              103.10             90.46             65.63
12/31/95                                              144.26            163.06            198.44
12/31/96                                              177.01            180.03            435.94
12/31/97                                              215.31            174.12            377.34

                                   PROPOSAL 2

                PROPOSAL TO AMEND THE CORPORATION'S AMENDED AND
               RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

     The Board of Directors of the Corporation has approved, declares it advisable and in the best interests of the Corporation and its stockholders, and recommends that the first sentence of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation, as amended, be amended to increase the authorized shares of the Corporation's common stock from 40,000,000 shares to 75,000,000 shares. The text of the Amendment is as follows:

          FOURTH: The total number of shares of all classes of stock the Corporation shall have authority to issue is Eighty Million (80,000,000) shares consisting of Seventy-Five Million (75,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share.

     As of April 1, 1998, there were             shares of common stock
outstanding. In addition, as of April 1, 1998, options to purchase     shares
were outstanding under the Corporation's employee share option and restricted share plans, options to purchase 120,000 shares were outstanding under the Director Plan, and options to purchase another 652,800 shares were outstanding outside of these plans. In addition, as of April 1, 1998, an additional 1,012,934 shares of common stock of the Corporation are issuable upon exercise of outstanding warrants. Thus, at April 1, 1998, the Corporation had outstanding
or reserved for issuance             shares of common stock.

     The authorization of an additional 35,000,000 shares of common stock would give the Board the express authority, without further action of the Corporation's stockholders, to issue such shares of common stock from time to time as the Board deems necessary or advisable. The Corporation expends substantial funds on research and development and other commercialization activities, including possible expansion and development of manufacturing capacity, conduct of preclinical studies and clinical trials of product candidates, and administrative support of these activities.

     The Board believes that having the additional shares authorized and available for issuance will allow the Corporation to have greater flexibility in considering potential future actions involving the issuance of stock which may be desirable or necessary to accommodate the Corporation's business plan, including capital raising transactions. In addition, the Board believes it is necessary to have the ability to issue such additional shares for general corporate purposes. Such general corporate uses of the additional authorized shares of common stock may include issuance of shares in connection with corporate partnering transactions with other companies for the research, development and/or commercialization of the Corporation's technologies, acquisition transactions, stock dividends or distributions, stock splits and distributions in connection with future issuance of preferred stock of the Corporation, stock options or warrants, or in connection with exercise of rights under the Corporation's Shareholders' Rights Plan. Such additional shares of common stock would be available for issuance by the Board without future action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Corporation's securities may be traded.

     Although the proposed increase in the authorized capital stock of the Corporation could be construed as having anti-takeover effects, neither the Board nor management of the Corporation views this proposal in that perspective. Nevertheless, the Corporation could use the additional shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Corporation by, for example, privately placing shares to purchasers who might side with the Board in opposing a hostile takeover bid. The Corporation is not aware of any such hostile takeover bid a this time. In addition, shares of common stock may be issued in the event that the rights issued in connection with the Corporation's Stockholders' Rights Plan are exercised. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws of the Corporation or certain provisions of the Corporation's Amended and Restated Certificate of Incorporation, as amended, would not receive the requisite vote required. Such uses of the common stock could render more difficult or discourage an attempt to acquire control of the Corporation, if such transactions were opposed by the Board. Further, an issuance of additional shares by the Corporation could have the effect on the potential realizable value of a stockholder's investment in the Corporation. In the absence of a proportionate increase in the Corporation's earnings and book value, an increase in the aggregate number of outstanding shares of common stock would dilute the earnings per share and book value per share of all outstanding shares of the Corporation's common stock. The foregoing factors, if reflected in the price per share of common stock, could adversely affect the realizable value of a stockholder's investment in the Corporation.

     The affirmative vote of a majority of all shares of the Corporation's common stock outstanding on the Record Date is required for approval of the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO AMEND THE CORPORATION'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 SHARES TO 75,000,000 SHARES.

                                   PROPOSAL 3

                  RATIFICATION OF INDEPENDENT PUBLIC AUDITORS

     The independent public accounting firm of KPMG Peat Marwick LLP has acted as the Corporation's independent auditors for the year ended December 31, 1997 and has been selected by the Board of Directors to act as such for the examination of the Corporation's 1998 financial statements, subject to ratification by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

     In the event the appointment of KPMG Peat Marwick LLP as independent public auditors for 1998 is not approved by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to consider the selection of other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3 RATIFYING THE CORPORATION'S SELECTION OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S INDEPENDENT PUBLIC AUDITORS FOR THE 1998 FISCAL YEAR.

                  DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
                       TO BE INCLUDED IN PROXY MATERIALS

     Any proposal or proposal intended to be presented by any stockholder at the 1999 Annual Meeting of Stockholders must be received by the Corporation by
December   , 1998 to be considered for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                  REVOCABILITY OF PROXY AND VOTING PROCEDURES

     Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast. A majority of the votes cast represented at the meeting is required for approval of each other proposal.

     Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. With respect to the election of Directors, because Directors are elected by a plurality and abstentions and "non-votes" are not treated as votes against, abstentions and non-votes will not affect the outcome of the election. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of Directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                        OTHER BUSINESS TO BE TRANSACTED

     As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors


                                          THOMAS C. SEOH
                                          Vice President, General Counsel
                                          and Secretary

                                          Baltimore, Maryland
                                          April   , 1998

                        GUILFORD PHARMACEUTICALS INC.
                               REVOCABLE PROXY
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 1998
      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of GUILFORD PHARMACEUTICALS INC. (the "Corporation") hereby appoints Craig R. Smith, M.D., Andrew R. Jordan and Thomas C. Seoh, or any of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 19, 1998 at 10:00 a.m. (Eastern time) at the Corporation's headquarters located at 6611 Tributary Street, Baltimore, Maryland, and at any adjournments thereof, in respect of all shares of the Common Stock of the Corporation which the undersigned may be entitled to vote, on the following matters:

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 TO AMEND THE CORPORATION'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, INCREASING THE ATHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 40,000,000 TO 75,000,000.

   The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated April __, 1998 and the 1997 Annual Report to Shareholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Corporation either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.


                        (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example





                        FOR               WITHHOLD AUTHORITY
                   all nominees       to vote for the following
                  listed at right            nominee(s):

1. Election of          [ ]                       [ ]                    NOMINEES:       Craig R. Smith, M.D.
   directors to                                                                          Richard L. Casey
   the Board of                                                                          Solomon H. Snyder, M.D.
   Directors                                                                             W. Leigh Thompson, M.D., Ph.D.
                                                                                         Elizabeth M. Greetham
For, except vote withheld from the following nominee(s):                                 George L. Bunting, Jr.


--------------------------------------------------------

                                                   FOR     AGAINST     ABSTAIN

2. Approval of an amendment to the                 [ ]       [ ]         [ ]
   Corporation's Amended and Restated
   Certificate of Incorporation, as amended, increasing the authorized number of shares of common stock from 40,000,000 to 75,000,000

3. Ratification of KPMG Peat Marwick LLP as        [ ]       [ ]         [ ]
   independent auditors for 1998.

4. In their discretion, on any other matters that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of a majority of the Board of Directors.

   If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE CORPORATION TO ADDITIONAL EXPENSE.


                                                          DATED:
--------------------------------------------------------        -----------
 SIGNATURE OF STOCKHOLDER OR AUTHORIZED REPRESENTATIVE

                                                          DATED:
--------------------------------------------------------        -----------
          SIGNATURE IF HELD JOINTLY


Note: Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full name. In the case of stock ownership in the name of two or more persons both persons should sign.